UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act Of 1933

HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)
Delaware	42-1405748
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lynn B. Fuller
President, Chief Executive Officer and Chairman
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Thomas O. Martin, Esq.
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
(612) 340-2600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer    ☐                                           Accelerated filer    ☒                                Non-accelerated filer    ☐                                                      Smaller reporting company    ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value	81,698		$1,000	(1)	$81,698,000	(1)	$3,211
Warrant to Purchase common stock, $1.00 par value, and underlying shares of common stock(2)	609,687	(2)	$20.10	(3)	$12,254,709	(3)	$482
TOTAL:					$93,952,709		$3,693
(1)  Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

 (2)  In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 609,687 shares of common stock with an initial per share exercise price of $20.10, (b) the 609,687 shares of common stock issuable upon the exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

 (3)  Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $20.10.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

HEARTLAND FINANCIAL USA, INC.

81,698 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
WARRANT TO PURCHASE 609,687 SHARES OF COMMON STOCK
609,687 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 81,698 shares of our Fixed Rate Cumulative Preferred Stock, Series B, a warrant to purchase 609,687 shares of common stock, and any shares of common stock that we may issue upon exercise of the warrant. The series B preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

The United States Department of the Treasury and its successors, including transferees may offer the securities from time to time as “selling securityholders” directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The series B preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series B preferred stock on any exchange.

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “HTLF”.

________________

Investing in our securities involves risks.  You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

________________

The date of this prospectus is January 16, 2009.

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS

All references in this prospectus to “Heartland,” “we,” “us,” “our,” and “our company” are to Heartland Financial USA, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.  In this prospectus, we refer to our Fixed Rate Cumulative Preferred Stock, Series B, as our “series B preferred stock,” the warrant to purchase 609,687 shares of our common stock as the “warrant,” and the series B preferred stock, together with the warrant and the common stock we may issue upon exercise of the warrant collectively as the “securities.”

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) using a shelf registration process on Form S-3. Under this shelf registration process, the selling securityholders may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.  The registration statement contains additional information about us and the securities that are offered under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Heartland and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions are intended to identify some of the forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in documents incorporated by reference in this prospectus and any applicable prospectus supplement. We undertake no obligation to update or revise any forward-looking statements.

HEARTLAND FINANCIAL USA, INC.

Heartland Financial USA, Inc. is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended. We have ten banking subsidiaries:  Dubuque Bank and Trust Company, located in Dubuque, Iowa; Galena State Bank & Trust Co., located in Galena, Illinois; First Community Bank, located in Keokuk, Iowa; Riverside Community Bank, located in Rockford, Illinois; Wisconsin Community Bank, located in Madison, Wisconsin; New Mexico Bank & Trust, located in Albuquerque, New Mexico; Rocky Mountain Bank, located in Billings, Montana; Arizona Bank & Trust, located in Phoenix, Arizona; Summit Bank & Trust, located in Broomfield, Colorado; and Minnesota Bank & Trust located in Edina, Minnesota.  Together, our banking subsidiaries operate a total of 61 banking locations. All ten of our banking subsidiaries are members of the Federal Deposit Insurance Corporation (FDIC).  We also have seven active non-banking subsidiaries, including a consumer finance company with offices in Iowa, Illinois and Wisconsin and six special-purpose trust subsidiaries formed for the purpose of offering cumulative capital securities.

Our banking subsidiaries provide full-service retail banking in the communities in which they are located. The principal service of our banking subsidiaries consists of making loans to and accepting deposits from businesses and individuals. These loans are made at the offices of each of our banking subsidiaries. Our banking subsidiaries also engage in activities that are closely related to banking, including investment brokerage.

We were originally incorporated in Iowa in 1935 and were reincorporated in Delaware on June 30, 1993.  Our principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001. Our telephone number is (563) 589-2100.  Our website address is www.htlf.com.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as the same may be updated by our filings with the SEC under the Securities Exchange Act of 1934. You should also read other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement that will allow you to better understand those risks, including our financial statements and the related notes that are incorporated by reference in this prospectus.

USE OF PROCEEDS
       We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the periods indicated are as follows:

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
Ratio of Earnings to Fixed Charges
Excluding Interest on Deposits	2.26	2.61	2.97	3.19	3.61	2.05	2.26
Including Interest on Deposits	1.34	1.44	1.55	1.65	1.69	1.29	1.34

For purposes of computing these ratios, earnings represent income before income tax expense and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and an appropriate portion of rentals (generally one-third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

No shares of our series B preferred stock, or any other class of preferred stock, were outstanding during the periods presented, and we did not pay preferred stock dividends during these periods. For that reason, the ratios of earnings to fixed charges and preferred dividends are identical to the ratios of earnings to fixed charges for these periods.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the series B preferred stock. You should read our Certificate of Incorporation, as amended, including the Certificate of Designations with respect to the series B preferred stock, to fully understand the rights and preferences of the Series B preferred stock.  We have filed copies of these documents with the SEC and we will also provide you with copies upon request.

General

Under our Certificate of Incorporation, as amended, we have authority to issue up to 200,000 shares of preferred stock, par value $1.00 per share. Of these shares of preferred stock, 16,000 shares have been designated as Series A Junior Participating Preferred Stock, and 81,698 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B.  None of the Series A Junior Participating Preferred Stock, which was created to support our rights agreement, are issued or outstanding. See “Description of Common Stock-- Preferred Share Purchase Rights” for a description of the rights agreement.

All 81,698 shares of the series B preferred stock were issued to the United States Department of the Treasury in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series B preferred stock are validly issued, fully paid and nonassessable.  The series B preferred stock ranks prior to the Series A Junior Participating Preferred Stock and our common stock as to the payment of dividends and the distribution of assets in liquidation

Dividends Payable on Shares of Series B Preferred Stock

Holders of shares of series B preferred stock are entitled to receive, if, as and when declared by our board of directors, out of assets legally available for payment, cumulative cash dividends on the $1,000 per share of liquidation preference of the series B preferred stock at a rate of 5% per year until the quarterly payment due February 15, 2014, and 9% per year after that time.  We will compute dividends on the basis of a 360-day year consisting of twelve 30-day months and pay dividends quarterly in arrears on each February 15, May 15, August 15 and November 15, starting on February 15, 2009 (or the next business day if such date is not a business day). Dividends are payable to holders of record of shares of series B preferred stock on the date that is 15 calendar days before the dividend payment date or, if our board of directors determines otherwise, on a specified record date not more than 60 nor less than 10 days prior to the dividend payment date.  If we determine not to pay any dividend in full, we are required to provide written notice to the holders of shares of series B preferred stock prior to the dividend payment date.

While the series B preferred stock remains outstanding, we are prohibited from paying any dividend on our common stock or other junior stock--other than a dividend payable solely in shares of common stock--unless we have paid, or simultaneously pay, all accrued and unpaid dividends on the series B preferred stock. We and our subsidiaries are also prohibited from purchasing, redeeming or otherwise acquiring for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series B preferred stock.  We may, however,

• purchase, redeem or acquire our common stock or other junior stock in connection with the administration of employee benefit plans in the ordinary course of business under a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

• allow broker-dealer subsidiaries to purchase or redeem junior stock or parity stock in the ordinary course of its business for the purpose of market-making, stabilization or customer facilitation transactions;

• allow broker-dealer subsidiaries to purchase or acquire junior stock for resale pursuant to an offering of our stock that is underwritten by the broker-dealer subsidiary;
• pay dividends or distributions of rights or junior stock in connection our rights agreement or repurchase the rights pursuant to that agreement; and
• acquire record ownership of junior stock or parity stock for the beneficial ownership of any other person, including as trustee or custodian.
 If we repurchase shares of series B preferred stock from a holder other than the United States Department of the Treasury, we must offer to repurchase a ratable portion of the series B preferred stock then held by the United States Department of the Treasury.

 If we fail to pay, or declare and set aside funds for, all dividends due on the series B preferred stock on any dividend payment date, all dividends paid or declared for payment on that dividend payment date with respect to the series B preferred stock and any other parity stock must be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

 Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the series B preferred stock from time to time out of any funds legally available for such payment, and the series B preferred stock shall not be entitled to participate in any such dividend.

Since we receive substantially all of our revenue from dividends from our subsidiary banks, our ability to pay dividends on our common stock or preferred stock depends on our receipt of dividends from our subsidiaries. Dividend payments from our subsidiaries are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of our subsidiary banks to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. In addition, we are subject to Delaware state laws relating to the payment of dividends.

Liquidation Rights

If Heartland is liquidated, dissolved or wound-up, holders of series B preferred stock will be entitled to $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment of proceeds in liquidation. Holders of the series B preferred stock will be entitled to receive this liquidation amount out of our assets after payment or provision for payment of our debts and other liabilities but before any distribution of assets to holders of our common stock or any other shares ranking, as to that distribution, junior to the series B preferred stock.

If our assets are not sufficient to pay this liquidation amount in full, the amounts paid to the holders of series B preferred stock and other shares of parity stock will be paid pro rata in accordance with the total liquidation amount for those holders. If the liquidation amount per share on the series B preferred stock and on any parity stock has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series B preferred stock will be entitled to receive all of our remaining assets in liquidation.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Redemption

The series B preferred stock is not subject to mandatory redemption, a sinking fund or similar provisions. Holders of shares of series B preferred stock have no right to require the redemption or repurchase of the series B preferred stock.

We are prohibited from redeeming the series B preferred stock before February 15, 2012, unless we have received aggregate gross proceeds of at least $20,242,500 from one or more qualified equity offerings.  If we do raise this amount in a qualified equity offering, we may, subject to the approval of the Federal Reserve Board, redeem shares of series B preferred stock that have a liquidation value of up to the cash proceeds received by us from the qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us after December 19, 2008, to persons other than Heartland or its subsidiaries, of shares of perpetual preferred stock, common stock or a combination of perpetual preferred stock and common stock, that qualify as tier 1 capital for Heartland under the risk-based capital guidelines of the Federal Reserve Board. Our sale of trust preferred securities, or our issuance of securities in acquisitions, would not, for example, constitute a qualified equity offering.

After February 15, 2012, we may redeem the series B preferred stock, subject to the approval of the Federal Reserve Board and to notice to the holders. The redemption price will be equal to the per share liquidation amount plus accrued and unpaid dividends to the date of redemption.

If we redeem fewer than all of the outstanding shares of series B preferred stock, we will select the shares to be redeemed either pro rata among holders of record of those shares in proportion to the number of shares each person holds, or in such other manner as our board of directors believes is fair and equitable. We will mail notice of any redemption by first class mail, postage prepaid, addressed to the holders of record of the shares of series B preferred stock to be redeemed at their addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice. Each notice of redemption will set forth the redemption date, the redemption price, the place where shares of series B preferred stock are to be redeemed, and the number of shares of series B preferred stock to be redeemed (and, if less than all shares of series B preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of series B preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Voting Rights

Except as indicated below or otherwise required by law, the holders of series B preferred stock do not have any voting rights. To the extent they carry voting rights, each holder of series B preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of series B preferred stock are entitled.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the series B preferred stock have not been paid for six or more quarterly dividend periods, the authorized number of directors then constituting our board of directors will be increased by two.  Holders of series B preferred stock, voting as a single class, will be entitled to elect the two additional members of our board of directors at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends have been paid in full. When we pay the accrued and unpaid dividends, the right to elect preferred stock directors will terminate.  We will not be required to elect a director designated by the series B preferred stock if it would cause us to violate the requirement of the Nasdaq Stock Market or the exchange on which we then trade that we must have a majority of independent directors.

The holders of a majority of shares of series B preferred stock, voting as a class, may remove any preferred stock director, with or without cause, and may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill the vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of series B preferred stock at the time outstanding, voting separately as a single class, will be necessary to:

• amend or alter our Certificate of Incorporation to authorize or create, or increase the authorized amount of, or issue any shares of, any class or series of capital stock ranking senior to the series B preferred stock as to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Heartland;

• amend, alter or repeal any provision of the Certificate of Designations for the series B preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series B preferred stock; or

• complete a binding share exchange or reclassification involving the series B preferred stock, or of a merger or consolidation of Heartland with another entity, unless (i) the shares of series B preferred stock remain outstanding following the transaction or, if Heartland is not the surviving entity, are converted into or exchanged for preference securities of the surviving entity, and (ii) the shares of series B preferred stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series B preferred stock.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant. You should read the warrant for a full understanding of its terms. A copy of the warrant has been filed with the SEC and is also available from us upon request.

The warrant is initially exercisable to purchase 609,687 shares of our common stock. The Department of the Treasury may not transfer a portion of the warrant with respect to more than 304,383 shares of common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $81.698 million or December 31, 2009.  The warrant, and all rights under the warrant, are otherwise transferable.

The initial exercise price applicable to the warrant is $20.10 per share of common stock. The warrant may be exercised at any time on or before December 19, 2018 by surrender of the warrant and a completed notice of exercise and the payment in cash of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may also be paid by requesting that we withhold a number of shares of common stock that we would otherwise be delivered upon exercise of the warrant that have a value, determined by reference to the market price of our common stock on the trading day on which the warrant is exercised, equal to the exercise price.

We will issue certificates for the shares of common stock to the warrantholder promptly upon exercise. We will not issue fractional shares, but instead will make a cash payment for any fractional share equal to the fraction multiplied by the market price of our common stock on the day before the exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised and will list the shares of common stock issuable upon exercise of the warrant with the Nasdaq Stock Market.

If we complete one or more qualified equity offerings on or prior to December 31, 2009, that result in our receipt of gross proceeds of not less than $81.698 million, the number of shares of common stock underlying the warrant then held by the United States Department of the Treasury will be reduced by 304,843 shares.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will also be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Until the earlier of December 19, 2011 or the date the United States Department of the Treasury no longer holds the warrant, if we issue any shares of common stock, or securities convertible or exercisable into common stock, other than shares issued in certain permitted transactions, for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

• as consideration for or to fund the acquisition of businesses and/or related assets;
• in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;
• in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

• in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.
 If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect the distribution.  If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

In the event of a merger, consolidation or similar transaction involving Heartland and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant will be converted into the right to receive the consideration that would have been payable to the warrantholder as if the warrant had been exercised prior to the merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

This section summarizes the terms of the common stock that may be issued upon exercise of the warrant.  You should read our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, to fully understand the rights associated with our common stock.  See “Where You Can Find More Information” for information on how to obtain copies.

General

Our certificate of incorporation currently authorizes the issuance of 20,000,000 shares of common stock, par value $1.00 per share.  Our common stock is not entitled to any conversion or redemption rights and holders of the common stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. We act as the transfer agent and registrar for our common stock.

Dividend Rights

Subject to the prior dividend rights of the holders of any preferred stock, including the series B preferred stock, dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available for dividends. Nevertheless, we are prohibited from paying dividends on our common stock at a rate per quarter in excess of the rate we paid prior to the time we sold the series B preferred stock to the Department of the Treasury ($.10 per share per quarter) until the earlier of (i) December 19, 2011, or (ii) the date the Department of the Treasury no longer holds any series B preferred stock. Further, the agreements pursuant to which we borrow money and the regulations to which we are subject as a bank holding company may limit our ability to pay dividends or other distributions with respect to the common stock or to repurchase common stock.

Voting Rights

Subject to the rights of the holders of our preferred stock, including the series B preferred stock described above, only the holders of our common stock have voting rights and are entitled to one vote for each share held. There are no cumulative voting rights.

Liquidation Rights

Upon any liquidation, dissolution or winding up of our company, after the payment of all liabilities and of the liquidation preferences with respect to our preferred stock, including the series B preferred stock, the holders of our common stock are entitled to share in our assets remaining.

           Preferred Share Purchase Rights

On June 7, 2002, we entered into a Rights Agreement with Dubuque Bank and Trust Company.  Under the Rights Agreement, all stockholders receive, along with each share of common stock owned, a preferred stock purchase right entitling them to purchase from Heartland one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $85.00 per one one-thousandth of a share, subject to certain adjustments, once these preferred share purchase rights become exercisable.

The preferred share purchase rights are not exercisable or transferable apart from our common stock until the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of our outstanding common stock or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership of 15% or more of our outstanding common stock, even if no shares are purchased pursuant to such offer.  The definition of “Acquiring Person” under the Rights Agreement is subject to certain exceptions, including acquisitions by Heartland Partnership, L.P. and acquisitions that our board of directors determines are inadvertent and without any intention of changing or influencing control of us. Subject to this exception and other conditions, if any person or group of affiliated or associated persons becomes an Acquiring Person, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive upon exercise common stock having a market value of two times the exercise price of the right.  If after the time that a person or group becomes an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive upon exercise common stock of our company or the acquiring company (or the acquiring company’s parent) having a market value of two times the exercise price of that preferred share purchase right.

Each one one-thousandth of a share of our Series A Preferred Stock, if issued, (i) will not be redeemable, (ii) will entitle holders to a minimum preferential quarterly dividend payment (if declared) of the greater of $0.10 per one one-thousandth of a share or an amount equal to 1,000 times the dividend declared per share of common stock, (iii) will have the same voting power as one share of our common stock and (iv) will entitle holders, upon liquidation, to receive the greater of $0.01 per one one-thousandth of a share (plus any accrued but unpaid dividends) or an amount equal to 1,000 times the payment made on one share of our common stock.  In the event of any merger, consolidation or other transaction in which our common stock is converted or exchanged, each one one-thousandth of a share of Series A Preferred Stock will be entitled to receive the same amount received per one share of our common stock.

We may redeem the preferred share purchase rights for $0.01 per preferred share purchase right at any time before a person has become an Acquiring Person. If we redeem any of the preferred share purchase rights, we must redeem all of the preferred share purchase rights. For as long as the preferred share purchase rights are redeemable, we may amend the preferred share purchase rights to extend the time period in which the preferred share purchase rights may be redeemed, but not to change the redemption price or date of expiration of the preferred share purchase rights. The Rights Agreement also grants our board of directors the option, at any time after any person or group becomes an Acquiring Person but prior to an acquisition at the 50% level, to exchange preferred share purchase rights (other than preferred share purchase rights owned by such Acquiring Person) for shares of our common stock or Series A Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of our common stock, or fractional share of Series A Preferred Stock (or other preferred stock equivalent in value to one share of our common stock), per preferred share purchase right. The preferred share purchase rights will expire on June 7, 2012, unless earlier redeemed.

The preferred share purchase rights make a hostile contest for control without communication with our board of directors impractical. The preferred share purchase rights would cause substantial dilution to a potential acquirer that attempts to acquire us in a transaction that is not approved by our board of directors.

The above description of the preferred share purchase rights is only a summary and does not purport to be complete.  You must look at the Rights Agreement for a full understanding of the terms of the preferred share purchase rights.  The Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information” for information on how to obtain copies.

Certain Provisions of our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•	we do not provide for cumulative voting for our directors;

•	we have a classified board of directors with each class serving a staggered three-year term;

•	a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;

•	a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our certificate of incorporation;

•
a vote of 70% of the outstanding shares of voting stock is required to effect any merger or consolidation of us or any of our subsidiaries with or into another corporation; effect any sale, lease, exchange or other disposition by us or any of our subsidiaries of all or substantially all of our assets in a single transaction or series of related transactions; or effect any issuance or transfer by us or any of our subsidiaries of any of our voting securities (except as issued pursuant to a stock option, purchase or bonus plan);

•
our board of directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created and may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	our board of directors may issue preferred stock without any vote or further action by the stockholders;

•	our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each class;

•	all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•
we have advance notice procedures which generally require that stockholder proposals and nominations be provided to us not less than 30 days and not more than 75 days before the date of the originally scheduled annual meeting in order to be properly brought before a stockholder meeting.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with a holder of 15% or more of its voting stock (an interested stockholder) for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved in advance the transaction in which the stockholder became an interested stockholder;

•	the stockholder owns at least 85% of the voting stock, excluding shares owned by directors, officers and employee stock plans after the transaction in which it became an interested stockholder; and

•
the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.

This prohibition on business combination transactions with an interested stockholder may be removed, however, if our continuing board of directors proposes business combinations with another party, or our stockholders, by majority vote, determine to opt out of Section 203 of the Delaware General Corporation Law and one year has elapsed since the vote.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

• on any national securities exchange or quotation service on which the series B preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Stock Market in the case of the common stock;

• in the over-the-counter market;
• in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
• through the writing of options, whether the options are listed on an options exchange or otherwise.
In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series B preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

 In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Neither the series B preferred stock nor the warrant is listed on any exchange. Unless requested by the Department of the Treasury, we do not intend to list the series B preferred stock on any securities exchange. We do not intend to list the warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the series B preferred stock.

 We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

 On December 19, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The Department of the Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

• 81,698 shares of series B preferred stock, representing beneficial ownership of 100% of the shares of series B preferred stock outstanding on the date of this prospectus;
• a warrant to purchase 609,687 shares of our common stock, representing beneficial ownership of approximately 3.8% of our common stock as of December 19, 2008; and
• 609,687 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 3.8% of our common stock as of December 19, 2008.
For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the Treasury has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the Department of the Treasury has not had a material relationship with us.

 Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The consolidated financial statements of Heartland Financial USA, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of Heartland’s public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.

The SEC allows us to incorporate by reference into this prospectus the information we file with them. This allows us to disclose important information to you by referencing those filed documents.  We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Our Current Reports on Form 8-K filed on January 30, 2008, September 10, 2008, October 2, 2008, December 10, 2008, December 22, 2008 and January 9, 2009; and

•
the description of our common stock and preferred share purchase rights included in our registration statements on Form 8-A filed with the SEC, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus or any prospectus supplement at no cost by writing or telephoning us at:

Investor Relations

Heartland Financial USA, Inc.

1398 Central Avenue

Dubuque, Iowa 52001

(563) 589-2100

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement relating to the offered securities. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$ 3,693
Legal fees and expenses	15,000
Printing	-
Accountants’ fees and expenses	5,000
Miscellaneous expenses	-
Total	$23,693*
______________

*	All of the above amounts are estimates except for the SEC registration fee.

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware.  Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal.  A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, our certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and we may advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Item 16. Exhibits.

Number	Description
3.1	Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 7, 2008).
3.2
Certificate of Designations Of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

3.3	Bylaws of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2004).
4.1
Form of Specimen Stock Certificate for Heartland Financial USA, Inc. common stock (incorporated by reference from Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 (File No. 33-76228) filed on May 4, 1994).

4.2
Rights Agreement, dated as of June 7, 2002, between Heartland Financial USA, Inc. and Dubuque Bank and Trust Company, as Rights Agent (incorporated by reference from Exhibit 99 to the Registrant’s Current Report on Form 8-K filed on June 11, 2002).

4.3
Warrant to purchase up to 609,687 shares of common stock, issued on December 19, 2008 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

4.4
Form of Preferred Share Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

5.1*	Opinion of Dorsey & Whitney LLP
10.1
Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement — Standard Terms, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

12.1*	Computation of Consolidated Ratio of Earnings to Fixed Charges.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney.

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on the 16th day of January, 2009.

HEARTLAND FINANCIAL USA, INC.
By:	/s/ Lynn B. Fuller
Lynn B. Fuller President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the  16th day of  January, 2009.

Signature	Title
/s/ Lynn B. Fuller Lynn B. Fuller	President, Chief Executive Officer, Chairman and Director
/s/ John K. Schmidt John K. Schmidt	Executive Vice President, Chief Financial Officer and Director (principal financial and accounting officer)
* James F. Conlan	Director
* John W. Cox, Jr.	Director
* Mark C. Falb	Director
* Thomas L. Flynn	Director
* James R. Hill	Director

*By:	/s/ John K. Schmidt
John K. Schmidt Attorney-in-Fact

EXHIBIT INDEX

Number	Description
3.1	Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 7, 2008).
3.2
Certificate of Designations Of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

3.3	Bylaws of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2004).
4.1
Form of Specimen Stock Certificate for Heartland Financial USA, Inc. common stock (incorporated by reference from Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 (File No. 33-76228) filed on May 4, 1994).

4.2
Rights Agreement, dated as of June 7, 2002, between Heartland Financial USA, Inc. and Dubuque Bank and Trust Company, as Rights Agent (incorporated by reference from Exhibit 99 to the Registrant’s Current Report on Form 8-K filed on June 11, 2002).

4.3
Warrant to purchase up to 609,687 shares of common stock, issued on December 19, 2008 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

4.4
Form of Preferred Share Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

5.1*	Opinion of Dorsey & Whitney LLP.
10.1
Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement — Standard Terms, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

12.1*	Computation of Consolidated Ratio of Earnings to Fixed Charges.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney.
______________

*	Filed herewith.